SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 8, 2010

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL		33837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On August 8, 2010 CenterState Banks, Inc. (the “Company”) through its lead subsidiary bank, CenterState Bank of Florida, N.A. (“CenterState”) entered into a Purchase and Assumption Agreement dated as of August 8, 2010 by and among CenterState Bank of Florida, N.A., Carolina First Bank and, to the extent provided therein, The South Financial Group, Inc. and TD Bank, National Association (the “P&A Agreement”).

Pursuant to the P&A Agreement, CenterState will acquire all four Putnam County, Florida branches (the “Branches”) of Mercantile Bank, a division of Carolina First Bank (“CFB”) with total deposits of approximately $113 million as of June 30, 2010. No premium will be paid by CenterState for the acquired deposits. CenterState will purchase up to an aggregate face value amount of $125 million in performing loans, all of which are located in central Florida, for 90% of their face value amount, plus accrued and unpaid interest.

During the two year period following the closing of this transaction, CenterState may put back to TD Bank N.A. (“TD”) any acquired loan that (1) becomes more than 30 days delinquent or (2) becomes classified as “nonaccrual,” “substandard,” “doubtful,” or “loss” in accordance with applicable regulatory standards for loss classification.

CFB, TD and their affiliates have agreed to customary non-competition and non-solicitation covenants as part of the transaction.

Closing will not occur earlier than 90 days from execution date of the P&A Agreement. The P&A Agreement includes customary termination provisions and closing conditions, including a closing condition relating to the receipt of all regulatory approvals.

The foregoing summary of the P&A Agreement is not complete and is qualified in its entirety by reference to the full text of the form of the P&A Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Exhibits.

Exhibit 99.1	Form of the Purchase and Assumption Agreement dated as of August 8, 2010 by and among CenterState Bank of Florida, N.A., Carolina First Bank, The South Financial Group, Inc. and TD Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer

Date: August 9, 2010

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